Exhibit 10.1

Terms & Conditions
U.S. Indefinite Relocation

September 22, 2014

Mr. Mike McMullen

Dear Mike:

I have the pleasure of confirming the terms and conditions which apply to your move from Wilmington, DE to Santa Clara, CA. This letter outlines the terms and conditions of your move for Agilent Technologies, Inc or any affiliated, subsidiary, or successor employer by which you are employed (“Agilent”). I understand your relocation will begin on or before December 15, 2014.

Agilent will assist you in your move from Wilmington, DE to Santa Clara, CA by providing you with relocation assistance per the US Indefinite Relocation, which includes the following provisions:

a)
House-Hunting trip: One trip via first class air is allowed for employee and spouse/domestic partner for up to 7 days/6 nights. This includes reasonable lodging (room and tax), transportation, and per diem to cover meals, phone calls and laundry expenses. This is a taxable benefit and will be tax assisted.  The amount of the benefit will be added to the employee’s W-2 as income.

b)
Shipment of household goods: Up to 25,000lbs from one primary residence, including shipment of two (max. 2) automobiles. Packing and unpacking, delivery to new location, normal appliance disconnections and connections. For internal relocations up to 2 days paid time off for packing of household goods; up to 3 days paid time off for delivery and unpacking of HHG in destination location for internal relocations and New Hires. If necessary, Storage in Transit (SIT) up to a maximum of 30 days of household goods in the new location. The shipment of goods and 30 days of storage benefit is excludable and will not be grossed up. Any storage beyond 30 days is taxable and will be tax assisted and added to the employee’s W-2 reporting.

c)
Final Travel: Air first class travel one-way (or automobile travel reimbursement at the current mileage rate of $.56/mile, maximum of 2 cars) for employee, spouse/partner and dependent family members who permanently reside with the employee and who will be relocating to the new household. One night lodging and 1 day of per diem of $152.00. This is an excludable benefit (non-taxable) and will not be grossed up nor added to the employee’s W-2. All meals, lodging, tolls, etc will be considered taxable, tax assisted and added to the employee’s W-2.

d)
Temporary Living Accommodations: Up to a maximum of 90 consecutive days. Per Diem will be provided at $68.00/day if staying in a corporate apartment. If less than 30 days and staying in a hotel per diem is $144.00. Two days of a rental car will be provided; fuel will be the responsibility of the employee. This is a taxable benefit and will be tax assisted. The amount of this benefit will be added to the employee’s W-2 as income.

e)
Temporary Transportation: Rental of two automobiles up to a maximum of seven (7) consecutive days, or until personal automobile arrives, whichever is sooner. Fuel will be the responsibility of the employee. This is a taxable benefit and will be tax assisted. The amount of this benefit will be added to the employee’s W-2 as income.

Revised: 10/08/09

f)
Relocation allowance: 1 month’s base salary (minus taxes) to be disbursed post arrival. This sum is intended to cover a variety of individual relocation expenses not specifically reimbursed such at pet transportation, driver license & registration fees, utility hook-up charges, club membership, etc. This benefit is fully taxable, and taxes are deducted prior to payment through Agilent payroll.

g)
Mobility Bonus: You are authorized for a one-time payment in the amount of 1 month’s base salary (minus taxes). This benefit is fully taxable, and taxes are deducted prior to payment through Agilent payroll. This payment will be made to you post arrival in the host location.

h)
Destination Support: Where available, you and your family will receive the services of a Destination Services provider in the destination location to assist you in finding housing to purchase or rent. This is a taxable benefit and will be tax assisted. The amount of this benefit will be added to the employee’s W-2 as income.

i)	Pre View Trip: 2 trips via first class air are authorized for you and your spouse/partner for 3 days/2 nights in the destination location to determine if you will accept the relocation.

j)	Spousal Assistance: Reimbursement of up to $1200 for job search assistance. This benefit is not tax assisted.

k)
VIP Services: Your relocation benefits will be coordinated by a Cartus Executive VIP Consultant that is specially trained on Agilent’s “high touch” service and are prepared to respond creatively and promptly to your requests and family needs.

l)
Home Purchase Assistance: Agilent will reimburse 1% of the loan amount to cover the loan origination fee (points), not grossed-up because this is deductible on your year-end taxes. You will be reimbursed for non-recurring non-negotiable items not to exceed 1% of the loan amount and this will be grossed-up and will appear on your W-2.

m)
Mortgage Subsidy: You are authorized a 4-3-2-1 graduated mortgage interest rate buy down that temporarily subsidizes your mortgage payment on the purchase of a new home in the destination location over a period of 4 years.

n)
Rental Housing Acquisition: You are authorized reimbursement of non-recurring, non-refundable lease acquisition expenses as renter in the destination location. This is a taxable benefit and will be tax assisted. The amount of this benefit will be added to the employee’s W-2 as income.

Cartus will contact you to initiate the proper arrangements and will be available to answer any questions. The relocation element of the compensation package is contingent upon your execution of the attached Relocation Agreement and compliance with the terms of that Agreement. No substitutions or cash outs for any of the provided relocation components are permitted. This relocation package is valid for 12 months from the effective date of December 15, 2014.

Mike, I believe this fully outlines the issues discussed concerning your relocation to Santa Clara, CA. Please signify your acceptance of this transfer by signing below and returning this letter to your Client Services Consultant (CSC).

Sincerely,

/s/ Bill Sullivan
Bill Sullivan
Hiring Manager

I AGREE TO THE TERMS AND CONDITIONS COVERING MY RELOCATION AS SET FORTH IN THIS LETTER.

/s/ Mike McMullen        9/30/14
Mike McMullen    Date

ENCL:

•	Relocation Agreement.

U.S. Domestic Relocation Agreement

Date: September 22, 2014
Name: Mr. Mike McMullen

I understand and agree that Agilent Technologies, Inc. or any affiliated, subsidiary, or successor employer by which I am employed (“Agilent”) may, in its sole discretion, require that I provide acceptable documentation of some or all of my relocation expenses before reimbursing me for those expenses.

I further understand and agree that Agilent's obligation to make any relocation payment(s) is contingent upon my continued employment with the Company. I acknowledge that all relocation payments made to me or on my behalf during the 12 months following the relocation start date are in the nature of an advance, that is, I have not earned those payments until I have completed one year of employment in the new location. Thus, if I voluntarily terminate my employment prior to the last day of the twelfth month following the relocation start date, I agree to pay back 1/12th of all relocations payments advanced to me for each full month short of twelve.

In the event of involuntary termination arising from a Workforce Management Program (WFM), no reimbursement is required. However, in the event that my employment is involuntarily terminated during the 12 months following the relocation start date for violation of Agilent policies or for performance reasons, I agree to repay Agilent or any subsidiary, affiliate or successor by which I am employed for the relocation costs Agilent advanced to me or on my behalf in accordance with the formula set forth above for voluntary terminations.

I hereby authorize Agilent or the subsidiary, affiliate or successor by which I am employed to withhold from my final paycheck any unearned relocation advance paid to me in accordance with the formula set forth above. I further agree to re-affirm this authorization in writing in the event that my employment is terminated, either voluntarily or involuntarily for reasons other than WFM, during the 12 months following the relocation start date. I understand that my final paycheck will pay me at least the US minimum wage. In the event the amount I owe Agilent or the subsidiary, affiliate or successor by which I am employed is greater than the amount withheld from my final paycheck, I agree to pay the balance in full to Agilent or the subsidiary, affiliate or successor by which I am employed within thirty (30) days of my termination date.

I understand that nothing stated in this letter alters the at-will status of employment.

/s/ Mike McMullen         10/3/14
Mike McMullen                  Date

NOTE: You are encouraged to seek tax advice from your personal tax advisor at your own expense to determine the impact of any relocation payments upon your individual tax liability. You are also encouraged to save all of your relocation expense receipts for tax purposes. The IRS provides tax information, forms and publications at no charge to the public at http://www.irs.gov.